                                 CODE OF ETHICS

POLICY

     Each of Pioneer Investment Management, Inc. and Pioneer Institutional Asset Management, Inc. (collectively, "Pioneer") is committed to maintaining the highest ethical standards in connection with the management of its clients' assets. An important element of Pioneer's commitment is Pioneer's philosophy of always putting Pioneer clients' interests ahead of its own. Accordingly, as a person subject to this Code of Ethics for Pioneer (the "Code"), you must conduct yourself in such a manner as to avoid any actual or potential conflict of interest with a client of Pioneer. The knowledge and/or opportunities you gain as a result of your position at Pioneer must be used in a manner that is consistent with Pioneer's fiduciary obligations to clients. In addition, Pioneer expects you to comply at all times with the federal securities laws of the United States applicable to Pioneer's business.

     When making personal investment decisions, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to your duties at Pioneer.

     It also bears emphasizing that technical compliance with the procedures, prohibitions and limitations of the Code will not insulate you automatically from scrutiny of, or sanctions for, your securities transactions. It is not intended that this policy specifically will address every situation regarding personal trading so you must contact the Compliance Department if you have any questions about the Code.

APPLICABILITY

     This Code applies to supervised persons of Pioneer. Supervised persons of
                          ------------------             ------------------
     Pioneer are:

          .    All associates, officers and directors of Pioneer; and

          . Individuals who provide investment advice on behalf of Pioneer and are subject to the supervision and control of Pioneer.

     The procedures and restrictions outlined in the Code apply differently based on your position within Pioneer. To assist you in determining which provisions of the Code apply to you, the Code is divided into three parts:

          . Part I, which contains provisions relating to certification and the standards of conduct expected of supervised persons and is
                                                    ------------------
               applicable to all supervised persons;
                                 ------------------

          . Part II, which relates to personal investing and is applicable only to access persons; and
                       --------------

          . Part III, which relates to administration and enforcement and is applicable to all supervised persons.
                                 ------------------

     It is your responsibility to familiarize yourself with this Code initially and again if you change positions in the future.

     Underlined terms contained in the Code have special meanings. You may review a definition of a term's meaning by referring to "Important Terms" or by simply clicking on the term.

PURPOSE

     Pioneer has adopted this Code to establish standards of conduct expected of its associates and to address conflicts that arise from personal trading by associates. This Code has been adopted pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.

I. PROVISIONS APPLICABLE TO ALL SUPERVISED PERSONS

CERTIFICATIONS OF RECEIPT AND COMPLIANCE
----------------------------------------

     INITIAL CERTIFICATION
     ---------------------

     You will be required to certify within 10 calendar days of commencement of employment, or the date on which you become an access person or supervised
                                                    -------------    ----------
     person, that you have read and understand the Code and recognize that you
     ------
     are subject to the Code. In addition, you may be required to certify that you have read and understand the provisions of the Code if your position within Pioneer changes and when the Code is amended. Certifications must be submitted to the Compliance Department using the form or system provided.

     ANNUAL CERTIFICATION
     --------------------

     On an annual basis, you will be expected to certify that:

          .    You have received a copy of the then current Code;

          . You have read and understand the Code and recognize that you are subject to the Code's requirements;

          .    You have complied with all applicable requirements of the Code.

     Generally, this certification must be completed by February 15th of each year or any other date that is determined by the Chief Compliance Officer.

CODE OF BUSINESS CONDUCT
------------------------

     All supervised persons of Pioneer are subject to Pioneer's Code of Business
         ------------------
     Conduct. The Code of Business Conduct sets out standards for associates dealing with potentially complex ethical decisions. The Code of Business Conduct also provides basic information to associates regarding Pioneer's procedures for reporting conflicts of interest and raising other issues of concern. You should be aware that violations of the Code of Business Conduct that result in a violation of the federal securities laws of the United States or conflict with Pioneer's fiduciary obligations to its clients shall be deemed to be a violation of this Code.

     Associates that are employed by Pioneer Investment Management Limited ("PIML") are subject to PIML's Conflict of Interest Policy.

INSIDER TRADING
---------------

     In addition to the requirements of this Code, all associates of Pioneer are subject to Pioneer's policies and procedures regarding Insider Trading. Pioneer's Insider Trading policies and procedures prohibit associates from buying or selling any security while in possession of material nonpublic information about the issuer of the security. The policy also prohibits associates from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Pioneer's policies and procedures on Insider Trading that adversely affect a client shall be deemed to be a violation of this Code.

     Associates that are employed by Pioneer Investment Management Limited ("PIML") are subject to PIML's Insider Dealing Policy.

II. PERSONAL INVESTING PROVISIONS APPLICABLE TO ACCESS PERSONS

REPORTING REQUIREMENTS
----------------------

     You must report the information set forth below to the Compliance Department. Any report provided under this section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership
                                                          --------------------
     in the security to which it relates. The Code applies to any reportable security in which an access person has any direct or indirect beneficial
                          -------------
     ownership.

     HOLDINGS REPORTS
     ----------------

     INITIAL HOLDINGS REPORT

     Within 10 calendar days of becoming an access person, you must disclose to
                                            -------------
     the Compliance Department all of your employee-related accounts and all
                                           -------------------------
     reportable securities holdings, including the holdings of any investment
     ---------------------
     company that is registered under the Investment Company Act of 1940 that is advised or sub advised by Pioneer (reportable funds), that are beneficially
                                        ----------------
     owned by you whether or not they are held in an employee-related account.
                                                     ------------------------
     If the 10th day falls on a weekend or a holiday, the report is due on the business day immediately preceding this deadline.

     Initial holdings reports must be submitted to the Compliance Department using the form or system provided and must contain information that is current as of a date no more than 45 calendar days prior to becoming an access person.
     -------------

     If you become the beneficial owner of another person's securities (e.g., by marriage to the owner of the securities), then transactions in those securities also become subject to the reporting and pre-clearance requirements of the Code. You must report your beneficial
                                                                  ----------
     ownership of these securities within 10 calendar days of your knowledge of
     ---------
     their existence. Additionally, any changes to the registration of a security (i.e., transfers from one account into another) must be reported to the Compliance Department within 10 calendar days of your knowledge of the change.

     ANNUAL HOLDINGS REPORT

     On an annual basis, you are required to report to the Compliance Department all of your employee-related accounts and all reportable securities
                 -------------------------         ---------------------
     including reportable funds beneficially owned by you other than through a
               ----------------
     Pioneer Account, whether or not they are held in an employee-related
     ---------------                                     ----------------
     account, using the form or system provided. The annual holdings report must be submitted to the Compliance Department by February 15 of each year and must contain information that is current as of December 31 of the prior year.

     TRANSACTION REPORTS
     -------------------

     U.S. ACCESS PERSONS
          --------------

     U.S. access persons employed by Pioneer must direct their brokers to
          --------------
     provide duplicate copies of confirmations of transactions in reportable
                                                                  -----------
     securities including reportable funds other than those held through Pioneer
     ----------           ----------------
     Accounts, and duplicate copies of all periodic statements related to their employee-related account(s) to the following address:
     ---------------------------

                       Pioneer Investment Management, Inc.
                              Compliance Department
                                 60 State Street
                           Boston, Massachusetts 02109

     Such instructions must be made promptly upon becoming an access person and
                                                              -------------
     as new accounts are established, but no later than 10 calendar days after the end of a calendar quarter in which such account was established. You may arrange for a request to be sent directly to your brokerage firm from the Compliance Department.

     If you are unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to Pioneer in a timely manner, you must immediately notify Compliance.

     NON-U.S. ACCESS PERSONS
              --------------

     Access persons employed by a non-U.S. based affiliate of Pioneer must
     --------------
     report their personal securities transactions to Pioneer's Compliance Department within 30 calendar days after the close of each calendar quarter using the form or system provided by the Compliance Department. Quarterly transaction reports must list all brokerage accounts opened or closed and all reportable securities transactions executed during the quarter. Quarterly transaction reports must be submitted even if you did not enter into any transactions or open any accounts during the quarter.

     EXCEPTIONS TO REPORTING REQUIREMENTS
     ------------------------------------

     You do not need to report:

          . Transactions and holdings in securities or instruments that are not reportable securities;
                   ---------------------

          .    Purchase transactions effected pursuant to an automatic
                                                             ---------
               investment plan. Holdings in automatic investment plans are
               ---------------
               reportable;

          .    Securities held in accounts over which the access person or
                                                          -------------
               investment person has no direct or indirect influence or control,
               -----------------
               which includes securities held in an account
               managed for an access person or investment person on a
                                               -----------------
               discretionary basis by someone else. All such accounts must be approved by the Compliance Department. In addition, to rely on this exception you must arrange for your broker or adviser to submit a discretionary authorization letter or equivalent to the Compliance Department;

          . Transactions and holdings in a 529 Plan (accounts in 529 Plan accounts are required to be reported);

          .    Interests in variable annuity or life insurance products.

          . UCITS and other equivalent non-U.S. funds which are similar in structure to open-end U.S. mutual funds that are not advised by Pioneer or its affiliates. Please contact the Compliance department if you need guidance on which non-U.S. funds this exception applies to;

          .    Futures on direct obligations of the government of the United
               States;

          .    Transactions and holdings in currency;

          .    Transactions and holdings in commodities.

PRE-CLEARANCE REQUIREMENTS
--------------------------

     One of the most important objectives of this Code is to prevent you from making personal trades on the basis of information about securities transactions made for Pioneer's clients. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a client transaction, except as otherwise permitted by this Code, access persons must pre-clear all personal
                             --------------
     transactions in reportable securities (EXCLUDING reportable funds).
                     ---------------------            ----------------

     By seeking pre-clearance, you will be deemed to be certifying to Pioneer that you:

          . Do not possess any material nonpublic information relating to the security;

          . Are not using knowledge of any proposed trade or investment program relating to Pioneer's clients for personal benefit;

          . Believe the proposed trade is available to any market participant on the same terms; and

          . Will provide any other relevant information requested by the Compliance Department.

     As part of the pre-clearance process, you will be deemed to be certifying that all accounts opened and all transactions executed during the calendar quarter have been reported and you are required to review your account(s) holdings information in the Personal Trading Assistant (PTA) system prior to submitting any pre-clearance request. You must notify the Compliance Department immediately if the information recorded therein is in any way inaccurate.

     Pre-clearance approvals may be considered invalid if it is discovered that the information provided at the time the transaction was approved is no longer accurate. You may not seek to pre-clear any transaction which, if approved and executed, would violate this Code.

     DE MINIMIS EXCEPTION
     --------------------

     Transactions by U.S access persons in reportable securities with a value of
                         --------------
     US$10,000 or less (or its non-U.S. equivalent) of an issuer with a market capitalization of US$3 billion or greater will be approved ("De Minimis Exception") provided the access person is deemed to have no prior knowledge
                              -------------
     of activity in such security by any client. For non-U.S. access persons the
                                                              --------------
     De Minimis Exception transaction limit is (euro)8,000 (this amount may be adjusted periodically due to exchange rate changes) or less provided the security is listed on a regulated exchange.

     Multiple transactions in a single day of a single security will be aggregated for purposes of this exemption.

     De Minimis transactions in reportable securities must be entered as a pre-clearance request on trade date for monitoring and record keeping purposes. Failure to submit a pre-clearance request for De Minimis Exception transactions for reporting purposes is a violation of the Code.

     EXCEPTIONS TO PRE-CLEARANCE REQUIREMENTS
     ----------------------------------------

     The following transactions do not require pre-clearance:

          .    Transactions in reportable funds held in Pioneer Savings and
                               ----------------
               Investment Plan, Pioneer Retirement Benefit Plan, Pioneer
               Investment Management Bonus Deferral Plan, Pioneer Voluntary
               Bonus Deferral Plan, Pioneer Performance and Retention Incentive
               Compensation Plan and the Pioneer Intermediate Deferred
               Compensation Award Plan;

          .    Transactions in sovereign debt of foreign governments;

          . Transactions in non-U.S. funds or UCITS or equivalent funds that are similar in structure to open-end U.S. mutual funds;

          .    Transactions in pre-approved non-discretionary accounts;

          . Involuntary purchases or sales of securities (e.g., stock splits and other similar corporate actions, an in-the-money option that is exercised automatically by a broker or the issuer of the shares; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without your consultation, to meet a margin call not met by you);

          .    Transactions effected pursuant to an automatic investment plan;
                                                    -------------------------

          . Rights offerings (i.e., purchases of securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its securities, to the extent such rights were acquired by associates from the issuer, and sales of such rights so acquired);

          . Tender offers that are involuntary (i.e., tenders of securities pursuant to tender offers that are expressly conditioned on the tender offeror's acquisition of all of the securities of the same class). This exemption does not apply to tenders of securities pursuant to any other tender offer;

          .    Transactions in securities that are not reportable securities;
                                                       ---------------------

          .    Transactions in a 529 Plan;

          .    Futures on broad based indices;

          .    Acquisition of securities through inheritance; and

          .    The giving or receipt of a security as a gift.

     HOW DO I PRE-CLEAR TRANSACTIONS?
     --------------------------------

     PROCEDURES FOR OBTAINING PRE-CLEARANCE FOR ALL SECURITIES TRANSACTIONS OTHER THAN PRIVATE PLACEMENTS

     Requests for pre-clearance of securities transactions other than private placements and initial and secondary public offerings must be made using PTA pre-clearance system, which is available on Navigator US. Private placements and initial and secondary public offerings must be pre-cleared manually by the Compliance Department.

     If PTA is not available, pre-clearance requests may be made in writing, or by electronic mail. All pre-clearance requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or SEDOL), the number of shares or amount of bonds involved, and the nature of the transaction, i.e., whether the transaction is a purchase or sale. Responses to all requests will be made either through PTA or the Compliance Department will document the request and confirm whether or not pre-clearance has been granted. The Compliance Department maintains a record of all approval and denials.

     Requests normally will be processed on the same day however, additional time may be required to pre-clear certain securities transactions.

     Pre-clearance requests can only be submitted through PTA and/or to the Compliance Department within the designated pre-clearance timeframe. For U.S. access persons all approved transactions must be executed by 4:00 p.m.
          --------------
     Eastern time on the day the approval is granted. Non-U.S. access persons
                                                               --------------
     must execute all approved transactions by either the end of the business day in which the approval was granted, or no later than the end of the next business day after approval is granted in their time zone. If you decide not to execute the transaction during the pre-clearance period, or the entire trade is not executed, you must request pre-clearance again at such time as you decide to execute or complete the trade.

     You may not place any "good until canceled" or "limit" or equivalent order with any broker other than a limit order that is good for that day only.

     For pre-clearance purposes, derivative transactions are treated as
                                 ----------
     transactions in the underlying security.

     PROCEDURES FOR OBTAINING PRE-CLEARANCE FOR PRIVATE PLACEMENTS
                                                ------------------

     You must obtain prior written approval from the Compliance Department and the Head of Portfolio Management US before purchasing or selling, directly or indirectly, a security in a private placement. In considering whether to
                                    -----------------
     approve a transaction in a private placement, the Compliance Department and
                                -----------------
     the Head of Portfolio Management US, or his or her designee, will take into account whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to you by virtue of your position with or relationship to a client. If you are an investment person
                                                              -----------------
     and have been authorized to acquire securities in a private placement, you
                                                         -----------------
     should be aware that this information will be disclosed to the Head of Portfolio Management US. In such circumstances, a client's decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

     PROCEDURES FOR OBTAINING PRE-CLEARANCE FOR INITIAL AND SECONDARY PUBLIC
                                                ----------------------------
     OFFERINGS
     ---------

     You may not purchase any security in an initial public offering or in a
                                             -----------------------
     secondary public offering or without first obtaining written approval from
     -------------------------
     the Compliance Department and the Head of Portfolio Management US. Any approval will take into account whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to you by virtue of your position with or relationship to a client. If you are an investment person and have been authorized to acquire securities in an
        -----------------
     initial public offering or a secondary public offering you should be aware
     -----------------------      -------------------------
     that this information will be disclosed to the Head of Portfolio Management US or his or her designee.

PERMITTED BROKERAGE ACCOUNTS
----------------------------

     U.S. access persons who begin their employment or otherwise became an
          --------------
     access person with Pioneer after March 1, 2005, will be required to hold
     -------------
     their reportable securities in an account with one of the following
           ---------------------
     brokerage firms:

          .    Charles Schwab

          .    A.G. Edwards /Wachovia Securities

          .    Merrill Lynch

          .    Fidelity Brokerage

          .    TD Ameritrade

          .    E*Trade Financial

          .    Smith Barney Citigroup

          .    UBS Financial

          .    Morgan Stanley

          .    Scottrade

     Access persons who began their employment or otherwise became access
     -------------                                                 ------
     persons before March 1, 2005 will be required to open new brokerage
     -------
     accounts with one of the above listed brokerage firms.

     New access persons will have 90 days from their date of hire or date they
         --------------
     become an access person to transfer the existing accounts to a broker at
               -------------
     one of the above brokerage firms. If your employment with Pioneer began before March 1, 2005, or you otherwise became an access person before March
                                                      -------------
     1, 2005, you will be allowed to continue to hold your accounts with brokerage firms other than one of those named above. However, if you hold an account with a firm other than the above firm, and seek to move your account(s) to another firm, then you must use one of the above firms.

     The restriction on brokerage accounts does not apply to non-discretionary accounts or accounts that are not capable of holding reportable securities.
                                                          ---------------------

     Upon opening an account, you are required to disclose the account to the Compliance Department immediately after the account is opened. You must also agree to allow the broker-dealer to provide the Compliance Department with reports of employee-related accounts and transactions executed therein and to allow the Compliance Department to access all account information.

     You are required to receive approval from the Compliance Department to maintain an employee-related account with broker-dealers other than those
                 ------------------------
     on the list. Permission to open or maintain employee-related accounts with
                                                 -------------------------
     a broker-dealer other than those on the list of approved brokers may not be granted or may be revoked if transactions are not reported as described above.

RESTRICTIONS ON PERSONAL INVESTMENTS
------------------------------------

     The restrictions in the Code apply equally to the covered transactions and to instruments related to the covered transaction. A related instrument is any security or instrument issued by the same entity as the issuer of the covered transaction, including options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer.

     The restrictions and blackout periods listed below are designed to avoid conflict with our clients' interests. However, patterns of trading that meet the letter of the Code but are intended to circumvent the restrictions are prohibited. It is expected that you will comply with the restrictions below in good faith and conduct your personal securities transactions in keeping with the intended purpose of this Code.

     ENGAGE IN ACTIVITIES FOR PERSONAL BENEFIT
     -----------------------------------------

     You may not induce or cause a client to take action, or to fail to take action, when you intend for such action to benefit you personally rather than primarily the client. For example, you would violate this Code by causing a client to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security.

     PROFIT FROM KNOWLEDGE OF CLIENT TRANSACTIONS
     --------------------------------------------

     You may not use your knowledge of client transactions to profit by the market effect of such transactions. This means that you may not purchase or sell a security when you knew, or should have known, that the security was being considered for any client. For example:

          . You may not front-run any trade of a client (i.e., you may not knowingly trade before a contemplated transaction for a client). You could be deemed to be front-running if you:

               . Purchase a security while knowing that Pioneer intended to purchase that security for a client; or

               . Sell a security while knowing that Pioneer intended to sell that security for a client.

          . You cannot purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a client.

          .    You cannot:

               . Buy a security if you know that Pioneer is buying the same or a related security for a client at the same time;

               . Sell a security if you know that Pioneer is selling the same or a related security for a client at the same time; or

               . Transact in securities of any issuer for which you possess material nonpublic information for yourself or any Pioneer client.

     INTENTIONALLY EVADE THE PROSPECTUS REQUIREMENTS OF PIONEER FUNDS
     ----------------------------------------------------------------

     All transactions in shares of a Pioneer fund must be consistent with the prospectus requirements applicable to the fund.

     TRADING RESTRICTIONS
     --------------------

     Access persons may not:
     --------------

          .    Transact in reportable securities without pre-clearance, with the
                           ---------------------
               exception of reportable funds.
                            ----------------

          . Perform intraday trading, that is buying and selling the same security (even for a different quantity) in the same day.

          . Fail to disclose personal interests in recommended securities. You may not recommend any securities transaction for a client without disclosing in advance any interest that you or any member of your immediate family has in such security or the issuer thereof to the Head of Portfolio Management US or the person expected to act on such recommendation. You may not participate in the decision to purchase and sell securities of such issuer for a client. Factors that should be disclosed include, but are not limited to:

               .    Your beneficial ownership of any securities of such issuer;
                         --------------------

               .    Any contemplated transaction by you in such securities;

               . Any position with such issuer or its affiliates held by you or any member of your immediate family; and

               . Any present or proposed business relationship (including employment) between such issuer or its affiliates and you or any member of your immediate family or any party in which you or any member of your immediate family have a significant interest.

          .    Participate in investment clubs.

     ACCOUNTS OF OTHER PEOPLE
     ------------------------

     Investment persons may not manage discretionary accounts of persons outside
     ------------------
     of your immediate family. You may not exercise investment discretion over
                                                    ---------------------
     accounts in which you have no beneficial interest. If you wish to apply for a waiver, you must contact the Compliance Department.

     BLACKOUT DATES FOR TRADING
     --------------------------

     Investment persons may not buy or sell a security within seven calendar
     ------------------
     days before or after a client trades in the same security. You will not be deemed to have violated this restriction if your trade occurs within the seven-day period prior to the client trade, you did not know and had no reason to believe that a trade for a client in such security was being considered, and your transaction was pre-cleared.

     Access persons may not buy or sell a security on the same day a client
     --------------
     trades in that security except for pre-cleared transactions.

     DERIVATIVES
     -----------

     Access persons cannot use derivatives including futures, options on
     --------------            -----------
     futures, or options or warrants on a reportable security to evade the restrictions of the Code. Trading in listed and unlisted options (including naked options), other than listed option transactions in broad based indices, and speculative strategies such as spreads and straddles in reportable securities are not permitted.
     ---------------------

     EXCESSIVE TRADING
     -----------------

     You are discouraged from trading excessively. Pioneer strongly discourages high levels of personal trading activity and monitors such activity. If it is determined that you have engaged in a pattern of excessive trading, Pioneer may place restrictions on your personal trading or take other disciplinary action.

     SHORT SALES
     -----------

     No access person may sell a reportable security short.
        -------------

     HOLDING PERIOD
     --------------

     No access person may profit from the purchase and sale, or sale and
        -------------
     purchase, of the same (or equivalent) reportable security excluding reportable funds, within 60 calendar days from the date of the
     ----------------
     purchase or sale. Transactions in reportable fund transactions must be
                                       ---------------
     consistent with the prospectus requirements applicable to each fund and monitored by each fund's transfer agent. This provision does not apply to transactions in reportable securities that are exempt from pre-clearance described above.

EXCEPTIONS PERTAINING TO NON-U.S. PERSONS
-----------------------------------------

     The following exceptions have been approved for non-U.S. access persons
                                                              --------------
     that are employed by Pioneer Investment Management Limited ("PIML"):

          . Requests for pre-clearance of securities transactions are pre-cleared manually by the Compliance Department using the forms and procedures provided by PIML's Compliance Department.

          . Initial Certifications are completed using the forms or system provided by PIML's Compliance Department;

          . The De Minimis Exception transaction limit is (euro)8,000 (this amount may be adjusted periodically due to exchange rate changes) or less, provided the security is listed on a regulated exchange.

          . All approved transactions must be executed by either the end of the business day in which the approval was granted, or no later than the end of the next business day after approval is granted in the access person's time zone.
                      ---------------

          . The Code's trading prohibitions relating to blackout and derivative trading will not apply to the PIML access persons
               ----------                                    --------------
               provided it is determined by PIML's Compliance Department during the pre-clearance approval process that there is no conflict or potential conflict with the U.S. clients' interests. This analysis will include a review and a written determination that there is no conflict with U.S. clients' transactions and holdings in covered transactions and to instruments related to the covered transaction.

III. ADMINISTRATION AND ENFORCEMENT

     The Compliance Department is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing Pioneer's clients' interests first.

     The Compliance Department will inform you if you are considered an access person under the Code. Pioneer shall use reasonable diligence
     -------------
     and institute procedures reasonably necessary to prevent violations of the Code.

     A copy of the Code is available on Navigator US. Likewise, any amendments to the Code will be posted on Navigator US promptly after they become available. Associates will be given notice of all changes to, or restatements of, the Code.

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


     Acknowledgement of, and compliance with, the Code is a condition of employment with Pioneer. The Code does not create any obligations to any person or entity other than Pioneer. The Code is not a promise or contract, and it may be modified at any time. Pioneer retains the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

     REVIEW
     ------

     The Compliance Department will review on a regular basis the reports filed pursuant to the Code. In this regard, special attention will be given to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.

     REPORTING VIOLATIONS OF THE CODE
     --------------------------------

     Pioneer relies upon you to report promptly any conduct you believe to be a violation of the Code. You must report violations or suspected violations of the Code to the Compliance Department or a Pioneer lawyer. All such reports or inquiries will be subject to investigation.

     Pioneer will not tolerate any form of retaliation against an associate who lodges a good faith report of a violation or suspected violation or cooperates in an investigation. Where retaliation is found to have occurred, the offending party will be subject to disciplinary action, up to and including termination of employment. Pioneer also reserves the right to take corrective action against an associate if, upon investigation, it determines that the associate was dishonest or malicious in making the report or providing information to investigators.

     In conducting an investigation, Pioneer will attempt to keep the identities of the associate reporting the suspected violation and of witnesses confidential. Where this is not possible, information will be disclosed only as necessary to conduct the investigation and to permit members of management to ensure the efficiency and security of Pioneer's business activities. Where a report involves a violation of a law or regulation, Pioneer may also be obligated to make certain information available to clients or former clients, the Securities and Exchange Commission or to other authorities.

     VIOLATIONS AND SANCTIONS
     ------------------------

     Compliance with the Code is expected and violations of its provisions are taken seriously. You must recognize that the Code is a condition of employment with Pioneer, and a serious violation of the Code or related policies may result in termination of your employment. Since many provisions of the Code also reflect provisions of the U.S. Securities laws, you should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

     Federal law requires that the Code must not only be adopted, but must be enforced with reasonable diligence. The Compliance Department will keep records of any violation of the Code and of the actions taken as a result of such violations.

     SANCTIONS

     Violations of this Code may result in the imposition of the sanctions as published by the Compliance Department from time to time. These sanctions may include, but are not limited to: terminating or suspending your employment; suspending your personal trading privileges; issuing a letter of censure or warning; requiring you to pay a fine; requiring you to compensate the affected client for an amount equal to the advantage you gained by reason of such violation; and requiring you to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade.

     In deciding whether to impose sanctions, Pioneer may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. VIOLATIONS WILL BE REMOVED FROM YOUR PERSONNEL RECORD AFTER A PERIOD OF FIVE YEARS FROM THE DATE OF THE VIOLATION.

     HARDSHIP EXEMPTIONS
     -------------------

     In cases of hardship, the CCO or their designee can grant exemptions from
                               ---
     the restrictions in the Code. The decision will be based on a determination that a hardship exists and that the transaction for which an exemption is requested would not result in a conflict with Pioneer's clients' interests or violate any other policy embodied in this Code. Other factors that may be considered include: the size and holding period of your position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security, and other relevant factors.

     If you are seeking an exemption you should submit a written request to the CCO, setting forth the nature of the hardship along with any pertinent facts and reasons why you believe the exemption should be granted. You are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions are not likely to be granted.

     Records of the approval of exemptions and the reasons for granting exemptions will be maintained by the Compliance Department.

     APPEALS
     -------

     If you believe you have been treated unfairly by any action rendered with respect to a violation of the Code or a waiver request, you may appeal the determination by providing the Compliance Department with a written explanation within 30 calendar days of being informed of such determination. If appropriate, the Compliance Department will arrange for a review by senior management of Pioneer will advise you whether the action will be imposed, modified or withdrawn.

     REPORTING TO THE MANAGEMENT COMMITTEE
     -------------------------------------

     Once a year, the CCO will prepare a report for the Management Committee of Pioneer Investment Management USA Inc. that will:

          . Summarize current procedures under the Code and changes to those procedures since the prior report;

          . Describe any issues arising under the Code since the last report to the Board or the Management Committee, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

          .    Discuss any recommended changes to the Code.

CONFIDENTIALITY

     Normally, Pioneer will keep all information obtained under this Code in strict confidence. However, violations will be reported to senior management and Pioneer may report information to third parties under certain circumstances. For example, Pioneer may make reports of securities transactions and violations of this Code available to clients or former clients, the Securities and Exchange Commission or any other regulatory or self-regulatory organization to

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


     the extent required by law or regulation, or to other civil or criminal authorities if Pioneer considers it to be necessary or advisable.

INTERPRETATION

     Pioneer may, from time to time, adopt such interpretations of this Code as Pioneer deems appropriate.

QUESTIONS AND EDUCATIONAL MATERIALS

     You are encouraged to bring to the Compliance Department any questions you may have about interpreting or complying with this Code about securities, accounts or personal trading activities of associates or your family or household members, about your legal or ethical responsibilities, or about similar matters that may involve this Code. U.S associates of Pioneer should contact Geraldine Leahy or Leah Rumbaua with any questions. Associates of Pioneer Investment Management Limited should contact Veronica Brennan and associates of Pioneer Global Asset Management S.p.A. should contact Cristina Costigliolo.

     Compliance may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.

IMPORTANT TERMS
---------------

TERM                DEFINITION
-----------------   ------------------------------------------------------------
Access person       Access person is defined as any person included in the
-------------       definition of "access person" under Rule 17j-1(a) under the
                    Investment Company Act of 1940 or Rule 204A-1 under the
                    Investment Advisers Act of 1940. Generally, you are an
                    "access person" if you are a "supervised person" of Pioneer
                                                  -----------------
                    and:

                         . Are an officer, or director or employee of Pioneer;

                         . Have access to information regarding the purchase or sale of a security by Pioneer for its clients;

                         .    Have access to information regarding
                              recommendations of securities to client or whose function relates to the making of such recommendations;

                         . Have access to nonpublic information regarding any clients' purchase or sale of securities or regarding the holdings of any fund advised or sub-advised by Pioneer; or

                         .    Are an investment person.
                                     -----------------

                    Generally, examples of "access to information" would include having access to trading systems (e.g., CRD or PMA), portfolio accounting systems (e.g., MFact), research databases, or settlement information. Access persons typically include associates in the following departments:

                         .    Fund accounting;

                         .    Investment operations;

                         .    Information services & technology;

                         .    Product management;

                         .    Legal and compliance; and

                         .    Risk.

                    The Compliance Department will determine who is an access person under the Code of Ethics.

Associate           Associate means an employee, including a temporary employee,
---------           and an independent contractor.

Automatic           Automatic investment plan means a program in which regular
---------           periodic purchases (or withdrawals) are made automatically
investment plan     in (or from) investment accounts in accordance with a
---------------     predetermined schedule and allocation. An automatic
                    investment plan includes a dividend reinvestment plan.

Beneficial          Beneficial ownership is interpreted in the same manner as it
----------          would be under Rule 16a-1(a)(2) of The Securities Exchange
ownership           Act of 1934 (the "Exchange Act") determining whether a
---------           person is the beneficial owner of a security for purposes of section 16 of the Exchange Act

TERM                DEFINITION
-----------------   ------------------------------------------------------------
                    and the rules and regulations thereunder.

                    Generally, you have beneficial ownership in a security if you have the opportunity directly or indirectly to receive or share in any profit derived from a transaction in the security, whether or not the security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. The ultimate determination of whether you have beneficial ownership in a security or an account depends on the facts of your particular case. Key factors you should consider are your ability to benefit from the proceeds of the security, and the degree to which you exercise control over the security.

                    You are generally presumed to be the beneficial owner of:

                         . Securities held by you, your spouse/domestic partner or members of your immediate family sharing your household;

                         . Securities held by a trust, in which you have a direct or indirect pecuniary interest;

                         . Your proportionate interest in securities held by a partnership, corporation or similar entity under your control;

                         . Securities held by an unmarried person with whom you share your household and combine your financial resources in a manner similar to that of married persons; and

                         . Securities you have a right to acquire through the exercise or conversion of a "derivative security."

CCO                 Chief Compliance Officer of Pioneer Investment Management,
---                 Inc ("PIM") and /or the Chief Compliance Officer of Pioneer
                    Institutional Asset Management, Inc ("PIAM").

Derivative          A financial security, such as an option or future, whose
----------                      --------             ------    ------
                    characteristics and value depend on the characteristics and value of an underlying security. A convertible bond is not a derivative for the purposes of this Code of Ethics.

Employee-related    An employee-related account is an account in which
----------------    securities are held for your benefit. It includes, but is
account             not limited to:
-------
                         . Your own accounts and accounts "beneficially owned" by you;

                         . Your spouse's/domestic partner's accounts and the accounts of any members of your immediate family sharing your household; and

                         . Accounts in which you, your spouse/domestic partner, or members of your immediate family sharing your household have a beneficial interest.

TERM                DEFINITION
-----------------   ------------------------------------------------------------
Immediate family    Any child, stepchild, grandchild, parent, stepparent,
----------------    grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including adoptive relationships.

Initial public      This means any offering of securities registered under the
--------------      Securities Act of 1933 the issuer of which immediately
offerings           before the offering, was not subject to the reporting
---------           requirements of Section 13 or 15(d) of the Securities Act of
                    1934.

Investment          This encompasses any influence (whether it is sole or
----------          shared, direct or indirect) that you exercise over an
discretion          account or reportable security. It includes the power to
----------          manage, trade or give instructions concerning the investment disposition of assets in an account or to approve or disapprove transactions in an account.

Investment          You are an "investment person" if you:
----------
persons
-------

                         . Are involved in making securities recommendations to clients; or

                         . Are a portfolio management, research or trading associate.

Pioneer Account     Each of Pioneer Savings and Investment Plan, Pioneer
---------------     Retirement Benefit Plan, Pioneer Investment Management Bonus
                    Deferral Plan, Pioneer Voluntary Bonus Deferral Plan,
                    Pioneer Performance and Retention Incentive Compensation
                    Plan and the Pioneer Intermediate Deferred Compensation
                    Award Plan or any other account held directly through Pioneer.

Private placement   An offering of securities that is exempt from registration
-----------------   pursuant to Section 4(2) or Section 4(6) or pursuant to
                    Rules 504, 505 or 506 under the Securities Act of 1933 and other similar non-U.S. securities. Private placements include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds.

Reportable fund     A reportable fund is any open-end US mutual fund advised or
---------------     sub-advised by PIM or distributed by Pioneer Funds
                    Distributor ("PFD") (e.g., the Pioneer Funds). Such funds generally include the Pioneer Funds, Pioneer's VCT
                    Portfolios, and any funds for which Pioneer serves as subadviser. A complete list of reportable funds is available on Navigator US under Business Units --> Legal & Compliance
                    --> [name]--> [name].

Reportable          Reportable security means a security as defined by
----------          section 2(a)(36) of the Investment Company Act of 1940. The
security            term "reportable security" is very broad and includes
--------            stocks, bonds, including convertible and preferred
                    securities, ADRs and GDRs, warrants and rights and other instruments you might not ordinarily think of as securities, such as:

                         .    All kinds of limited partnerships;

TERM                DEFINITION
-----------------   ------------------------------------------------------------
                         .    Limited Liability Company Interests;

                         . Private investment funds, hedge funds and investment clubs;

                         .    Futures on securities;

                         .    Options on securities;

                         .    Closed-end funds;

                         .    Exchange-traded funds; and

                         . 529 plans (legally known as "qualified tuition plans" sponsored by states, state agencies or educational institutions and authorized by Section 529 of the Internal Revenue Code).

                    Reportable securities do not include:

                         . Direct obligations of the government of the United States (note that securities issued by agencies or instrumentalities of the U.S. government (e.g., GNMA obligations), municipal obligations and obligations of other governments are reportable securities);

                         .    Bankers' acceptances;

                         .    Bank certificates of deposit;

                         .    Commercial paper;

                         . High quality short-term debt instruments, including repurchase agreements; and

                         . Shares of open-end investment companies registered under the Investment Company Act of 1940, as amended that is not advised or subadvised by PIM.

Secondary Public    Is a registered offering of a block of a reportable security
----------------    which had been previously issued to the public.
Offering
--------

Supervised Person   "Supervised person" means any partner, officer, director (or
-----------------   any other person occupying a similar status or performing
                    similar functions), or employee of Pioneer, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.